EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Form 10-K of Coastal Caribbean Oils & Minerals, Ltd. of our report dated March 17, 2005, with respect to the consolidated financial statements of Coastal Caribbean Oils & Minerals, Ltd as of December 31, 2004 and 2003 and for the years ended December 31, 2004 and 2003, and for the period from January 31, 1953 (inception) to December 31, 2004 included in this Annual Report (Form 10-K) for the year ended December 31, 2004.

/s/ James Moore & Co., P.L.

Gainesville, Florida
May 31, 2005